Exhibit 10. 9

SEVERANCE AGREEMENT AND GENERAL RELEASE

          This Severance Agreement and General Release (“Agreement”) is made and entered into by and between KLA-Tencor Corporation, a Delaware corporation,  (the “Company”), and Gary E. Dickerson, an individual (“Employee”).

          WHEREAS, Employee is presently employed by the Company as President and Chief Operating Officer; and,

          WHEREAS, the Company and Employee have agreed that (i) Employee shall resign his current position with the Company effective as of April 30, 2004, (ii) Employee shall be provided with the benefits specified herein, (iii) Employee shall release the Company from any and all claims arising out of or relating to his employment to date with the Company, and (iv) following April 30, 2004, Employee shall continue employment with the Company in a different capacity consistent with terms described herein;

          NOW THEREFORE, in consideration of the mutual promises made herein and the benefits provided pursuant to such promises, the Company and Employee (jointly referred to as “the Parties”) hereby agree as follows:

1.	Employment Until Resignation Date.

	a.	Resignation and Title. Employee hereby resigns from his position of President and Chief Operating Officer as of April 30, 2004 (the “Resignation Date”).

b.

Payment of Salary. Through and including the Resignation Date, the Company shall pay Employee all salary and wages, and shall permit Employee to participate in any and all other benefits programs for which Employee is eligible.

c.

Termination of Change of Control Agreement.  Effective immediately on the Resignation Date, Employee’s “Management Retention Agreement” dated November 26, 2001 shall terminate and be of no further force or effect.

2.	Employment After Resignation Date.

a.

Title After Resignation Date.  From May 1, 2004 until the termination of this Agreement, Employee’s job title will be  “Senior Vice President, New Business Operations”.  After the Resignation Date, Employee will continue to report to the Company’s Chief Executive Officer.

b.

PTO Period.  Commencing on May 1, 2004 and continuing until June 30, 2004 (the “PTO Period”), Employee shall exhaust his accrued personal time off (“PTO”).  During the PTO Period, Employee shall remain a full time employee of the Company and will receive compensation, stock option vesting and health care benefits at the same level and amount as he received prior to the Resignation Date.

c.

Severance Pay Period.  From July 1, 2004 through the earlier of the termination of this Agreement or March 31, 2006 (the “Severance Pay Period”), Employee shall continue as a regular employee of the Company and shall provide to the Company such employment services as the Company and Employee may agree.  The Company will provide Employee with an office, computer, phone, and such other items and materials as are reasonably necessary for Employee to perform the agreed upon services and assignments.

i.  Compensation.  As compensation to Employee for services rendered to the Company during the Severance Pay Period, the Company shall pay to Employee a salary equal to one half of his current base salary effective as of the Resignation Date.

ii.  Healthcare and Other Benefits.  During the Severance Pay Period, Employee shall continue to receive all medical, dental, life, accident, and disability insurances and benefits that Employee was receiving from the Company as of the Resignation Date; provided, however, Employee will not accrue PTO.

d.

Termination for Accepting Other Employment.  During the Severance Pay Period the Employee shall advise the Company if Employee performs any work or services as an employee or independent contractor for any third party (including, but not limited to, a corporation, partnership, limited liability company, or other entity or individual).  If during the Severance Pay Period the Employee performs any such work or services for a third party, this Agreement shall automatically terminate, Employee’s employment with the Company shall terminate and Employee shall no longer receive benefits under this Agreement.

e.	Non-Solicit. Employee agrees that for a period of twenty-four months from the Resignation Date, Employee will not directly or indirectly solicit for hire any employees of the Company.

f.

Public Announcement.  On the Resignation Date, Company agrees to announce Employee’s resignation from his duties as Chief Operating Officer (the “Resignation”) by releasing the press release contained in the form of the attached Appendix A.  In responding to any questions regarding the Resignation, the Company will direct questions to Employee and will not respond in substance about Employee’s reasons for the Resignation.

g.

Confidentiality and Non-Disparagement.  Employee and Company agree that neither shall directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, or other necessary parties, except as such disclosure may be required for accounting or tax advice or reporting purposes, or as otherwise may be required by law.  Each party agrees that it will refrain from making any disparaging remarks about the other that might negatively affect relationships with third parties.

          3.        Stock Option Vesting.  Except as otherwise provided in Paragraph 2 above, all outstanding stock options which had been granted to the Employee by the Company prior to the Resignation Date shall continue to vest in accordance with the terms and conditions of the applicable original option agreements relating to such options; provided that the vesting rate shall continue as though Employee were employed on a full-time basis through the PTO Period and the Severance Pay Period.  Employee shall not be eligible for and shall not receive any further stock option grants from and after the Resignation Date.  Employee’s outstanding stock options and their vesting provisions are set forth in Appendix B.  Company will provide Employee at least 20 days notice of the termination or expiration of any stock option.

          4.        Bonus.  Employee shall be eligible to receive applicable full year bonus payments for Fiscal Year 2004, including bonuses under the Management Bonus Program and Executive Supplemental Bonus Program.  The timing and amount, if any, of such bonus payment shall be based on the terms of the respective bonus programs for which Employee is eligible.  Employee will not be eligible to receive bonuses for fiscal years after Fiscal Year 2004.

          5.        Outplacement.  Employee will be eligible to receive Company-paid outplacement services valued at no more than $5,000 from an outplacement services provider selected by Employee.

          6.        Release of Claims.  Employee agrees that the foregoing consideration represents payment and settlement in full of any and all outstanding obligations owed to Employee by the Company.  Employee, on behalf of Employee and his heirs, executors and assigns, on the one hand, and the Company and its officers, directors, employees, agents, investors, stockholders, administrators, predecessor and successor corporations, and assigns, on the other hand, hereby mutually fully and forever release one another of and from any claim, duty, obligation or cause of action relating to any matters of any kind, or nature whatsoever, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company or its predecessor corporations and the termination of that relationship;

          (b)          any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company or the stock of its predecessor corporations (other than rights under outstanding stock options);

          (c)          any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

          (d)          any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

(e) any and all claims arising out of any other case law, laws and regulations relating to employment or employment discrimination;

          (f)          any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”).  Employee further acknowledges that he has been advised by this writing that (i) he should consult with an attorney prior to executing this Agreement; (ii) he has at least twenty-one (21) days within which to consider this Agreement; (iii) he has at least seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (iv) this Agreement shall not be effective until the revocation period has expired; and

(g) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Employee understands the significance of and expressly waives the provisions of California Civil Code Section 1542 which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This release does not extend to any obligations incurred under this Agreement.

          7.        Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement.  Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.  All payments made to Employee pursuant to this Agreement shall be subject to applicable state and federal payroll and withholding taxes.

          8.        No Admission of Liability.  No action taken by the Parties hereto either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

          9.        Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

          10.      Arbitration and Equitable Relief.

                     (a)          The Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the Parties.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

                     (b)          The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  The Parties expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.

                     (c)          The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay their own counsel fees and expenses.

                     (d)          THE PARTIES HERETO HAVE READ AND UNDERSTAND SECTION 10, WHICH DISCUSSES ARBITRATION.  THE PARTIES HERETO UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THEIR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                              (i)          ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

                              (ii)         ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;  AND

                              (iii)        ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER CASE LAW, LAWS, AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

          11.      Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

          12.      No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other which are not specifically set forth in this Agreement.

          13.      Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

          14.      Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and its predecessor corporations and compensation from the Company and its predecessor corporations.

          15.      No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the President or Chief Executive Officer of the Company.

          16.      Effective Date.  This Agreement is effective seven (7) days after it has been signed by both parties.

          17.      Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

          18.      Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Employee		KLA-TENCOR CORPORATION

By:	/s/ GARY E. DICKERSON	/s/ KENNETH L. SCHROEDER

	Gary E. Dickerson	Kenneth L. Schroeder Chief Executive Officer

Date: April 30, 2004		Date April 30, 2004

Appendix A

Form of Press Release

Appendix B

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